Exhibit 99.3

AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

Our share repurchase plan may provide an opportunity for our stockholders to have their shares of common stock repurchased by us, subject to certain restrictions and limitations. Notwithstanding anything in this share repurchase program to the contrary, in connection with the pending merger transaction with Steadfast Apartment REIT, Inc., beginning with repurchases made on the repurchase date (as defined below) with respect to the third quarter of 2019, we will only repurchase shares in connection with the death or disability (as defined below) of a stockholder in accordance with the terms described herein. We expect the board of directors of the combined company to determine the terms of the share repurchase program at a later date following consummation of the merger transaction.

No shares can be repurchased under our share repurchase plan until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or disability of a stockholder.

The Company’s board of directors elected to suspend the Company’s share repurchase program, effective April 28, 2018. The board of directors of the Company subsequently determined to reinstate and amend the terms of the Company’s share repurchase program, effective May 20, 2018. Pursuant to the amended and reinstated share repurchase program, the revised repurchase price is equal to 93% of the most recently publicly disclosed estimated value per share. The current share repurchase price is $8.74 per share, which represents 93% of the estimated value per share of $9.40, as determined by the Company’s board of directors. The share repurchase price is further reduced based on how long the stockholder has held the shares as follows:

Share Purchase Anniversary	Repurchase Price on Repurchase Date(1)
Less than 1 year	No Repurchase Allowed
1 year	92.5% of the Share Repurchase Price(5)
2 years	95.0% of the Share Repurchase Price(5)
3 years	97.5% of the Share Repurchase Price(5)
4 years	100.0% of the Share Repurchase Price(5)
In the event of a stockholder’s death or disability(3)	Average Issue Price for Shares(4)

(1)	As adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock.
(2)	The “Estimated Value per Share” equals the most recently determined estimated value per share determined by the Company’s board of directors.
(3)

The required one year holding period to be eligible to redeem shares under our share repurchase plan does not apply in the event of death or disability of a stockholder. For purposes of our share repurchase plan a “disability” means (a) the stockholder has received a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (b) the determination of such disability was made by the governmental agency responsible for reviewing and awarding the disability retirement benefits that the stockholder could be eligible to receive, which we refer to as the “applicable governmental agency.” The applicable governmental agencies are limited to the following: (i) the Social Security Administration; (ii) the U.S. Office of Personnel Management with respect to disability benefits under the Civil Service Retirement System, or CSRS; or (iii) the Veteran’s Administration; and in each case, the agency charged with administering disability benefits at that time on behalf of one of the applicable governmental agencies. Disability determinations by governmental agencies other than those listed above, including, but not limited to, worker’s compensation insurance or the administration or enforcement of the Rehabilitation Act of 1973, as amended, or the ADA will not entitle a stockholder to the terms available for the repurchase of shares. Repurchase requests following an award by the applicable governmental agency of disability, such as the Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s

Administration record of disability-related discharge, as the case may be, or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits. As the following disabilities generally do not entitle a worker to Social Security or related disability benefits, they will not qualify as a “disability” for purposes of our share repurchase plan: (a) disabilities occurring after the legal retirement age; (b) temporary disabilities; and (c) disabilities that do not render a worker incapable of performing substantial gainful activity. However, where a stockholder requests the repurchase of shares due to a disability and the stockholder does not have a disability that meets the definition described above, but is subject to similar circumstances, our board of directors may repurchase the stockholder’s shares, in its sole discretion.
(4)	The purchase price per share for shares redeemed upon the death or disability of a stockholder will be equal to the average issue price per share for all of the stockholder’s shares.
(5)	The “Share Repurchase Price” shall equal 93% of the Estimated Value per Share.

The purchase price per share for shares repurchased pursuant to the share repurchase plan will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to our stockholders prior to the repurchase date as a result of the sale of one or more of our assets that constitutes a return of capital distribution as a result of such sales.

Repurchases of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “repurchase date.” Stockholders may withdraw their repurchase request at any time up to three business days prior to the repurchase date.

We cannot guarantee that the funds set aside for the share repurchase plan will be sufficient to accommodate all repurchase requests made in any quarter. In the event that we do not have sufficient funds available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, priority will be given to redemption requests in the case of the death or disability of a stockholder. If we repurchase less than all of the shares subject to a repurchase request in any quarter, with respect to any shares which have not been repurchased, a stockholder may (1) withdraw the request for repurchase or (2) ask that we honor the request in a future quarter, if any, when such repurchases can be made pursuant to the limitations of the share repurchase plan and when sufficient funds are available. Such pending requests will be honored among all requests for redemptions in any given redemption period as follows: first, pro rata as to redemptions sought upon a stockholder’s death or disability; and, next, pro rata as to other redemption requests.

We are not obligated to repurchase shares of our common stock under the share repurchase plan. We presently intend to limit the number of shares to be repurchased in any calendar year to those that could be funded from the net proceeds from the sale of shares pursuant to our distribution reinvestment plan, and in no event shall the number of shares redeemed in any calendar year exceed 5% of the weighted average number of shares of our common stock outstanding during the prior calendar year or the $2,000,000 limit for any quarter put in place our board of directors. There is no fee in connection with a repurchase of shares of our common stock.

The aggregate amount of repurchases under our share repurchase plan is not expected to exceed the aggregate proceeds received from the sale of shares pursuant to our distribution reinvestment plan. However, if this amount is not sufficient to fund repurchase requests, subject to limitations described above, our board of directors may, in its sole discretion, choose to use other sources of funds to repurchase shares of our common stock. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of securities investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets.

In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase plan at any time upon 30 days’ notice to our stockholders if it determines that the funds available to fund the share repurchase plan are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase plan is in the best interest of our stockholders. Therefore, stockholders may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase plan.